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Exhibit 99.1

FOR IMMEDIATE RELEASE

For More Information, Contact:
Cheryl Slomann	Roger Pondel/Julie MacMedan
QAD Investor Relations	PondelWilkinson MS&L
805 566 5139	323 866 6060
investor@qad.com	investor@pondel.com

QAD Reports 2003 Fiscal Second Quarter Results
—Balance Sheet Remains Strong, with Eighth Consecutive Quarter of Positive Cash Flow—

        Carpinteria, CA—August 22, 2002—QAD Inc. (Nasdaq: QADI) today reported operating results in line with expectations for the 2003 fiscal second quarter ended July 31, 2002.

        For the 2003 fiscal second quarter, the company reported revenue of $45.3 million, compared with $50.2 million in the year-ago period. License revenue was $11.2 million for the 2003 fiscal second quarter, compared with $13.7 million in the prior-year second quarter.

        Reported net loss was $4.0 million, or $0.12 per diluted share, for the second quarter of fiscal 2003, compared with a loss of $2.3 million, or $0.07 per diluted share, in fiscal 2002. Pro forma net loss for the second quarter of fiscal 2003 was $3.7 million, or $0.11 per diluted share, compared with pro forma net loss of $1.4 million, or $0.04 per diluted share, for the prior-year second quarter.

        Pro forma amounts have been adjusted to exclude the amortization of intangibles from acquisitions and, on a year-to-date basis, the cumulative effect of an accounting change related to goodwill. The adjustments are detailed in the attached supplemental information to the Condensed Consolidated Statements of Operations.

        Gross margin improved to 62% for the 2003 fiscal second quarter from 56% for the year-ago period. The improvement primarily reflects revenue mix. Maintenance revenue increased to 58% in the 2003 fiscal second quarter, compared with 53% in the comparable prior-year period, while the proportion of services revenue, which carries lower margins, declined from 20% in the second quarter of fiscal 2002 to 17% in the most recent quarter.

        "Our second quarter was marked by a slight increase in total revenue and gross margin over the preceding quarter and was our eighth consecutive period of positive cash flow from operations," said Karl Lopker, chief executive officer. "Nevertheless, challenging market conditions continue to impact major software license and services contracts. Adjusting to these market realities, QAD is releasing several high-impact, low-cost products that are more in line with current customer spending patterns, such as eQ CS Edition, QAD Supply Visualization, QAD EDI ECommerce and several others planned for the near-term. We are also implementing stringent cost control measures to bring the company to profitability at current revenue levels. QAD has a strong balance sheet and cash position, with a large base of blue-chip customers and a solid pipeline of new products to support long-term future growth."

        Lopker said, "During the quarter, more than 150 existing customers purchased additional software licenses to meet current performance improvement needs. While the current market environment is driving such smaller projects, they represent important indicators of future IT spending. Key customer license transactions during the quarter included ABB, Allen-Bradley, ArvinMeritor, Avery Dennison, Ball, Delco Remy, Eaton, General Electric, Glaxo SmithKline, Ingersoll-Rand, Johnson & Johnson, Johnson Controls, Kraft Foods, Lucent Technologies, Mars, Philips, Sara Lee, Unilever Bestfoods and USF WaterGroup, among others."

        To better align expenses with current business levels, the company said it will implement a cost reduction program aimed at reducing annualized operating expenses. In connection with this program, QAD said it expects to report a special charge of approximately $2 to $3 million in the 2003 fiscal third quarter. The company also said it will consolidate its corporate operations by the end of 2003 into a single facility, currently under construction near its existing headquarters in Carpinteria.

        During the second quarter of fiscal 2003, QAD generated cash flow from operations of $6.1 million, due in large part to continued successful cash collection efforts. QAD's balance sheet at July 31, 2002 remained strong, with $53.3 million in cash and equivalents.

        For the third quarter of fiscal 2003, the company expects revenues to range between $42 and $46 million. Gross margin should range from 58% to 62% and operating expenses, excluding the special charge, should be slightly lower than the most recent quarter due to initial savings derived from the cost reduction program. These factors should generate a $0.09 to $0.19 diluted loss per share, depending on the level and mix of revenue and excluding the special charge. Although we have recently generated consistent positive cash flow from operations, this trend will not extend to the third quarter based on the above guidance, including the anticipated special charge.

        For the fiscal year ending January 31, 2003, QAD anticipates revenue to range from $175 to $185 million and a diluted loss per share of $0.35 to $0.55, depending on the level and mix of revenue and excluding the aforementioned special charge and a cumulative effect of an accounting change related to goodwill. QAD believes the impact of its cost reduction activities will be fully realized by early fiscal 2004. The company expects that cash flow from operations will be neutral for the year.

Investor Conference Call:

        QAD management will host an investor conference call today, August 22, 2002 at 2:00 p.m. PDT (5:00 p.m. EDT) to review the company's financial results and operations for the fiscal 2003 second quarter. The conference call will be webcast by CCBN and can be accessed on QAD's Web site at http://www.qad.com/company/ir/events.html. The audio webcast will be available through August 29, 2002.

About QAD

        QAD delivers value through collaborative commerce for manufacturers, empowering enterprises to integrate diverse business processes and increase profitability. By enabling global manufacturers to efficiently manage resources within and beyond the enterprise, QAD solutions can improve customer delivery performance and reduce inventory costs. Manufacturers of automotive, consumer products, electronics, food and beverage, industrial and medical products use QAD applications at more than 5,400 licensed sites in more than 80 countries and in as many as 26 languages. For more information about QAD, telephone +1 805 684 6614, or visit the QAD Web site at: www.qad.com. To receive any of QAD's press releases via facsimile, contact +1 800 356 0747, or outside the U.S. contact +1 213 253 5647.

        "QAD" and "MFG/PRO" are registered trademarks and "QAD eQ" is a trademark of QAD Inc. All other products or company names herein may be trademarks of their respective owners.

        Note to Investors: This press release contains certain forward-looking statements made under the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. A number of risks and uncertainties could cause actual results to differ materially from those in the forward-looking statements. These risks include, but are not limited to, evolving demand for the company's software products and products that operate with the company's products; the publication of opinions by industry analysts about the company, its products and technology; the entry of new competitors and their technological advances, delays in localizing the company's products for new markets; delays in sales as a result of lengthy sales cycles; changes in operating expenses, pricing, timing of new product releases, the method of product distribution or product mix; and general economic factors. In addition, revenue and earnings in the enterprise resource planning (ERP), e-business and collaborative commerce software industries are subject to fluctuations. Investors should not use any one quarter's results as a benchmark for future growth. For a more detailed description of the risk factors associated with the company and the industries in which it operates, please refer to the company's Annual Report on Form 10-K for the fiscal year ended January 31, 2002.

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(Tables Follow)

QAD Inc.
Condensed Consolidated Statements of Operations
(Unaudited)
(In thousands, except per share data)

	Three Months Ended July 31,		Six Months Ended July 31,
	2002	2001	2002	2001
Revenue:
License fees	$11,204	$13,729	$23,153	$28,837
Maintenance and other	26,372	26,357	51,690	52,107
Services	7,702	10,090	14,755	21,026

Total revenue	45,278	50,176	89,598	101,970
Cost of revenue	17,342	22,294	35,350	45,191

Gross profit	27,936	27,882	54,248	56,779
Operating expenses:
Sales and marketing	16,433	14,904	32,337	29,774
Research and development	8,877	8,248	17,213	15,737
General and administrative	5,503	5,681	11,106	11,497
Amortization of intangibles from acquisitions	295	984	577	1,990

Total operating expenses	31,108	29,817	61,233	58,998

Operating loss	(3,172)	(1,935)	(6,985)	(2,219)
Other (income) expense	486	112	1,017	717

Loss before income taxes and cumulative effect of accounting change	(3,658)	(2,047)	(8,002)	(2,936)
Income tax expense	300	300	600	1,100

Loss before cumulative effect of accounting change	(3,958)	(2,347)	(8,602)	(4,036)
Cumulative effect of accounting change	—	—	1,051	—

Net loss	$(3,958)	$(2,347)	$(9,653)	$(4,036)

Basic and diluted net loss per share	$(0.12)	$(0.07)	$(0.28)	$(0.12)
Basic and diluted weighted shares	34,400	34,024	34,353	33,947

Pro forma supplemental information — Reconciliation of net loss to pro forma net loss:
Net loss	$(3,958)	$(2,347)	$(9,653)	$(4,036)
Adjustments to net loss:
Amortization of intangibles from acquisitions	295	984	577	1,990
Cumulative effect of accounting change	—	—	1,051	—

Pro forma net loss	$(3,663)	$(1,363)	$(8,025)	$(2,046)

Pro forma basic and diluted net loss per share	$(0.11)	$(0.04)	$(0.23)	$(0.06)
Pro forma basic and diluted weighted shares	34,400	34,024	34,353	33,947

QAD Inc.
Condensed Consolidated Balance Sheets
(In thousands)

	July 31, 2002	January 31, 2002
	(Unaudited)
Assets
Current assets:
Cash and equivalents	$53,251	$50,782
Accounts receivable, net	39,142	59,714
Other current assets	12,893	11,535

Total current assets	105,286	122,031
Property and equipment, net	21,055	20,512
Other assets, net	14,375	15,466

Total assets	$140,716	$158,009

Liabilities & stockholders' equity
Current liabilities:
Current portion of long-term debt	$1,748	$2,157
Accounts payable and accrued expenses	33,341	38,368
Deferred revenue and other	56,962	58,854

Total current liabilities	92,051	99,379
Long-term debt	14,475	15,345
Other long-term liabilities	1,128	1,149
Stockholders' equity:
Common stock	34	34
Additional paid-in capital	115,395	114,911
Accumulated deficit	(75,248)	(65,595)
Accumulated other comprehensive loss	(7,119)	(7,214)

Total stockholders' equity	33,062	42,136

Total liabilities & stockholders' equity	$140,716	$158,009

QAD Inc.
Condensed Consolidated Statements of Cash Flows
(Unaudited)
(In thousands)

	Six Months Ended July 31,
	2002	2001
Net cash provided by operating activities	$6,786	$16,206
Cash flows from investing activities:
Purchase of property and equipment	(3,766)	(1,686)
Investment in software development	(885)	(469)
Other, net	21	—

Net cash used in investing activities	(4,630)	(2,155)
Cash flows from financing activities:
Reduction of notes payable	(1,279)	(2,587)
Issuance of common stock for cash	484	470

Net cash used in financing activities	(795)	(2,117)
Effect of exchange rates on cash and equivalents	1,108	(202)

Net increase in cash and equivalents	2,469	11,732
Cash and equivalents at beginning of period	50,782	36,500

Cash and equivalents at end of period	$53,251	$48,232

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  Exhibit 99.1
QAD Inc. Condensed Consolidated Statements of Operations (Unaudited) (In thousands, except per share data)
QAD Inc. Condensed Consolidated Balance Sheets (In thousands)
QAD Inc. Condensed Consolidated Statements of Cash Flows (Unaudited) (In thousands)